Assured Guaranty Ltd. Reports Results for Fourth Quarter 2021 and Full Year 2021

Fourth Quarter 2021
•GAAP Highlights: Net income attributable to Assured Guaranty Ltd. was $263 million, or $3.74 per share(1), for fourth quarter 2021. Shareholders’ equity attributable to Assured Guaranty Ltd. per share reached a record high of $93.19 as of December 31, 2021.
•Non-GAAP Highlights: Adjusted operating income(2) was $273 million, or $3.88 per share, for fourth quarter 2021. Adjusted operating shareholders' equity(2) per share and adjusted book value (ABV)(2) per share reached record highs of $88.73 and $130.67, respectively, as of December 31, 2021.
•Return of Capital to Shareholders: Fourth quarter 2021 capital returned to shareholders was $207 million, including the repurchase of 3.7 million shares for $192 million, and dividends of $15 million.
•Insurance Segment
•Insurance segment adjusted operating income was $277 million for fourth quarter 2021.
•Gross written premiums (GWP) were $100 million for fourth quarter 2021.
•Present value of new business production (PVP) (2) was $98 million for fourth quarter 2021.
•Asset Management Segment
•Asset Management segment adjusted operating loss was $3 million for fourth quarter 2021.
•Assets under management (AUM) inflows were $950 million for fourth quarter 2021.
•AUM as of December 31, 2021 was $17.5 billion, compared with $17.6 billion as of September 30, 2021. Continuing our strategy to wind down legacy funds, distributions from such funds were $226 million in fourth quarter 2021.

Full Year (FY) 2021
•GAAP Highlights: Net income attributable to Assured Guaranty Ltd. was $389 million, or $5.23 per share, for FY 2021. FY 2021 included a $175 million pre-tax ($138 million after-tax) loss on debt extinguishment resulting from the voluntary early redemption of certain senior notes.
•Non-GAAP Highlights: Adjusted operating income(2) was $470 million, or $6.32 per share, for FY 2021. FY 2021 included a $175 million pre-tax ($138 million after-tax) loss on debt extinguishment resulting from the voluntary early redemption of certain senior notes.
•Return of Capital to Shareholders: FY 2021 capital returned to shareholders was $562 million, including the repurchase of 10.5 million shares (or approximately 14% of shares outstanding at the beginning of 2021) for $496 million, and dividends of $66 million.
•Debt Issuances and Redemptions
•Issued $500 million of 3.15% senior notes due in 2031.
•Issued $400 million of 3.6% senior notes due in 2051.
•Redeemed $600 million of long-term debt with interest rates between 5.000% and 6.875%.
•Insurance Segment
•Insurance segment adjusted operating income was $722 million for FY 2021.
•GWP were $377 million for FY 2021.
•PVP(2) was $361 million for FY 2021.
•Asset Management Segment
•Asset Management segment adjusted operating loss was $19 million for FY 2021.
•AUM inflows were $3.2 billion for FY 2021.
•AUM as of December 31, 2021 was $17.5 billion, compared with $17.3 billion as of December 31, 2020. Continuing our strategy to wind down legacy funds, distributions from such funds were $1.0 billion in 2021.

(1)    All per share information for net income and adjusted operating income is based on diluted shares.
(2)    Please see “Explanation of Non-GAAP Financial Measures.”

Hamilton, Bermuda, February 24, 2022 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended December 31, 2021 (fourth quarter 2021) and the year ended December 31, 2021 (FY 2021).

“Assured Guaranty’s outstanding 2021 results reflected the success of our uniquely diversified insurance strategy, the effectiveness of our loss mitigation efforts in Puerto Rico and RMBS, and our exercise of prudent capital management,” said Dominic Frederico, President and CEO.

“We more than doubled annual adjusted operating income per share, brought our three principal measures of shareholder value to new highs, and produced $350 million or more of direct PVP for the third consecutive year. With a more than 60% share of insured par issued, we led the municipal bond insurance industry to its highest market penetration in a dozen years. Our insurance business also performed well in international and structured finance markets, and we made significant strides in our asset management business. ”

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
GAAP
Net income (loss) attributable to AGL	$263	$148	$389	$362
Net income (loss) attributable to AGL per diluted share	$3.74	$1.82	$5.23	$4.19
Weighted average diluted shares	70.4	80.7	74.3	86.2
Non-GAAP
Adjusted operating income (loss) (1)	$273	$56	$470	$256
Adjusted operating income per diluted share (1)	$3.88	$0.69	$6.32	$2.97
Weighted average diluted shares	70.4	80.7	74.3	86.2

Gain (loss) related to FG VIE and CIV consolidation(2) included in adjusted operating income	$30	$(5)	$30	$(12)
Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income per share	$0.43	$(0.06)	$0.41	$(0.14)

Components of total adjusted operating income (loss)
Insurance segment	$277	$109	$722	$429
Asset Management segment	(3)	(20)	(19)	(50)
Corporate division	(31)	(28)	(263)	(111)
Other	30	(5)	30	(12)
Adjusted operating income (loss)	$273	$56	$470	$256

	As of
	December 31, 2021		December 31, 2020
	Amount	Per Share	Amount	Per Share

Shareholders' equity attributable to AGL	$6,292	$93.19	$6,643	$85.66
Adjusted operating shareholders' equity (1)	5,991	88.73	6,087	78.49
ABV (1)	8,823	130.67	8,908	114.87

Common Shares Outstanding	67.5		77.5
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(1)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.
(2)    The effect of consolidating financial guaranty (FG) variable interest entities (VIEs) (FG VIEs) and consolidated investment vehicles (CIVs).

As of December 31, 2021, on a per share basis, shareholders' equity attributable to AGL, adjusted operating shareholders' equity and ABV all reached record highs. The increase in each of these per share measures, as compared with December 31, 2020, was primarily due to positive loss development and the accretive effect of the share repurchase program, partially offset by the loss on extinguishment of debt recognized in the third quarter of 2021. In the case of ABV per share, net premiums written in the Insurance segment also contributed to the increase compared with December 31, 2020. See “Common Share Repurchases” on page 16.

Fourth Quarter 2021

Insurance Segment

The Insurance segment primarily consists of the Company's insurance subsidiaries that provide credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets. The Insurance segment is presented without giving effect to the consolidation of FG VIEs; instead, the Insurance segment includes premiums and losses of the financial guaranty insurance policies associated with the FG VIEs' debt. In the case of CIVs, which are primarily funds and collateralized loan obligations (CLOs) managed by Assured Investment Management LLC (AssuredIM LLC) and its investment management affiliates (together with AssuredIM LLC, AssuredIM), the Insurance segment includes the insurance subsidiaries' share of earnings from investments in funds managed by AssuredIM (AssuredIM Funds) in equity in earnings of investees.

Insurance Segment Results
(in millions)

	Quarter Ended
	December 31,
	2021	2020
Segment revenues
Net earned premiums and credit derivative revenues	$111	$159
Net investment income	67	70
Other income (loss)	4	14
Total segment revenues	182	243

Segment expenses
Loss expense (benefit)	(161)	71
Amortization of deferred acquisition costs (DAC)	4	5
Employee compensation and benefit expenses	37	38
Other operating expenses	22	24
Total segment expenses	(98)	138
Equity in earnings of investees	44	24
Segment adjusted operating income (loss) before income taxes	324	129
Less: Provision (benefit) for income taxes	47	20
Segment adjusted operating income (loss)	$277	$109

Insurance segment adjusted operating income more than doubled to $277 million in fourth quarter 2021, from $109 million in the three-month period ended December 31, 2020 (fourth quarter 2020).

The increase in Insurance segment adjusted operating income was mainly due to the reduction in expected losses on Puerto Rico exposures in fourth quarter 2021. Loss expense in fourth quarter 2020 was primarily attributable to increases in expected losses on Puerto Rico exposures.

Insurance Segment
Loss Expense (Benefit)
(in millions)

	Quarter Ended
	December 31,
	2021	2020
U.S. public finance	$(153)	$72
U.S. residential mortgage-backed securities (RMBS)	(16)	(4)
Other	8	3
Total	$(161)	$71

Loss expense (benefit) is based on economic loss development (benefit) which was a benefit of $186 million in fourth quarter 2021. In fourth quarter 2021, the Company sold a portion of its salvage and subrogation recoverable asset associated with certain matured Puerto Rico General Obligation and Puerto Rico Electric Power Authority exposures on which the Company had previously paid claims. This sale resulted in proceeds of $383 million, which is included in “net (paid) recovered losses” in the table below. The Company has continued to make such sales, and received an additional $133 million in proceeds in connection with additional such sales in 2022 through February 18, 2022. Also in fourth quarter 2021, the Company increased its assumptions for the value of the remaining contingent value instruments (CVIs) and recovery bonds to be received under the settlement agreements.

Roll Forward of Net Expected Loss to be Paid (Recovered)(1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of September 30, 2021	Economic Loss Development (Benefit) (2)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2021

Public finance	$10	$(176)	$375	$209
U.S. RMBS	142	(18)	26	150
Other structured finance	47	8	(3)	52
Total	$199	$(186)	$398	$411
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(1)    Economic loss development (benefit) represents the change in net expected loss to be (paid) recovered attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts, each net of reinsurance. Economic loss development (benefit) is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid (recovered) includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under accounting principles generally accepted in the United States of America (GAAP).
(2)    The economic development attributable to changes in discount rates was a loss of $1 million in fourth quarter 2021.

Total income generated by the investment portfolio was also higher in fourth quarter 2021 compared with fourth quarter 2020, as shown below.

Insurance Segment
Income from Investment Portfolio
(in millions)

	Quarter Ended
	December 31,
	2021	2020
Net investment income	$67	$70
Equity in earnings of investees:
AssuredIM Funds	10	13
Other alternative investments	34	11
Total	$111	$94

AssuredIM Funds and other alternative investments generated gains of $44 million in fourth quarter 2021 compared with $24 million in fourth quarter 2020. The increase in equity in earnings was mainly attributable to a large fair value gain on a specific investment in a private equity fund. Equity in earnings of AssuredIM Funds was $10 million in fourth quarter 2021 and was primarily attributable to higher valuations of assets held in the asset-based fund that was launched in the third quarter of 2021. Equity in earnings of AssuredIM Funds was $13 million in fourth quarter 2020 and mainly consisted of earnings in CLO funds, a healthcare fund that was launched in fourth quarter 2020, and the municipal bond fund.

The Insurance segment is authorized to invest up to $750 million in AssuredIM Funds. As of December 31, 2021, the Insurance segment had total commitments to AssuredIM Funds of $702 million, of which $458 million represented net invested capital and $244 million was undrawn. The Insurance segment's interest in AssuredIM Funds was valued at $543 million as of December 31, 2021.

In the Insurance segment, investments in AssuredIM Funds are recorded at net asset value (NAV), with the change in NAV reported in “equity in earnings of investees.” The AssuredIM Funds include healthcare, CLOs, municipal bond and asset-based funds. Equity in earnings of investees also includes the Company's proportionate interests in other alternative investments. To the extent additional fixed-maturity securities are shifted to AssuredIM Funds and other alternative investments, income will also shift from net investment income to equity in earnings of investees.

The benefit of reduced losses in Puerto Rico exposures and higher total investment earnings were partially offset by lower net earned premiums and credit derivative revenues in fourth quarter 2021 of $111 million, compared with $159 million in fourth quarter 2020, which were primarily due to the decline in refundings and terminations as shown below.

Insurance Segment
Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended
	December 31,
	2021	2020
Scheduled net earned premiums and credit derivative revenues	$91	$94
Accelerations	20	65
Total	$111	$159

New Business Production

GWP relates to both financial guaranty and specialty insurance and reinsurance contracts. Financial guaranty insurance and reinsurance GWP includes: (1) amounts collected upfront on new business written, (2) the present value of future contractual or expected premiums on new business written (discounted at risk-free rates), and (3) the effects of changes in the estimated lives of certain transactions in the in-force book of business. Specialty insurance and reinsurance GWP is recorded as premiums are due. Credit derivatives are accounted for at fair value and therefore are not included in GWP.

The non-GAAP financial measure, PVP, includes upfront premiums and the present value of expected future installments on new business at the time of issuance, discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, for all contracts whether in insurance or credit derivative form. See “Explanation of Non-GAAP Financial Measures” at the end of this press release.

Insurance Segment
New Business Production
(in millions)

	Quarter Ended December 31,
	2021			2020
	GWP	PVP (1)	Gross Par Written (1)	GWP	PVP (1)	Gross Par Written (1)

Public finance - U.S.	$71	$70	$5,947	$112	$110	$6,343
Public finance - non-U.S.	19	16	—	(1)	9	—
Structured finance - U.S.	8	10	375	8	5	192
Structured finance - non-U.S.	2	2	164	1	2	253
Total (2)	$100	$98	$6,486	$120	$126	$6,788
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(1)    PVP and Gross Par Written in the table above are based on “close date,” when the transaction settles. Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.
(2)    While PVP includes the present value of only the premiums the Company estimates it will receive over the expected term of the transaction, under GAAP the Company is required, for certain transactions, to include contractual premiums through the date of legal maturity in GWP.

U.S. public finance GWP and PVP in fourth quarter 2021, was lower than the comparable GWP and PVP in fourth quarter 2020, primarily due to reduced average premium rates in 2021 due to tighter credit spreads. The average rating of U.S. public finance par written was A- in fourth quarter 2021, which is consistent with the average rating in fourth quarter 2020. The Company's direct par written represented 61% of the total U.S. municipal market insured issuance in fourth quarter 2021, compared with 54% in fourth quarter 2020, and the Company’s penetration of all municipal issuance increased to 4.6% in fourth quarter 2021 from 3.8% in fourth quarter 2020.

In fourth quarter 2021, non-U.S. public finance GWP and PVP were primarily attributable to the restructuring of several existing transactions that resulted in additional GPW and PVP, without an increase in gross par. Fourth quarter 2021 structured finance GWP and PVP were primarily attributable to insurance securitization transactions and European pooled corporate obligations.

Asset Management Segment

The Asset Management segment consists of AssuredIM, which provides asset management services to third party investors as well as to the Insurance segment.

Asset Management Segment Results
(in millions)

	Quarter Ended
	December 31,
	2021	2020
Segment revenues
Management fees:
CLOs (1)	$12	$11
Opportunity funds and liquid strategies	7	4
Wind-down funds	2	4
Total management fees	21	19
Performance fees	—	1
Other income (loss)	2	2
Total segment revenues	23	22

Segment expenses
Employee compensation and benefit expenses	14	16
Interest expense	1	—
Other operating expenses (2)	11	31
Total segment expenses	26	47
Segment adjusted operating income (loss) before income taxes	(3)	(25)
Less: Provision (benefit) for income taxes	—	(5)
Segment adjusted operating income (loss)	$(3)	$(20)
________________________________________________
(1)    CLO fees are the net management fees that AssuredIM retains after rebating the portion of these fees that pertains to the CLO equity that is held directly by AssuredIM Funds.
(2)    Includes amortization of intangible assets of $3 million in fourth quarter 2021 and $4 million in fourth quarter 2020. Fourth quarter 2020 includes a $13 million impairment of a lease right-of-use asset.

Asset Management segment adjusted operating loss was $3 million for fourth quarter 2021, compared with $20 million for fourth quarter 2020. The improvement in Asset Management segment results is primarily attributable to an impairment of a lease right-of-use asset of $13 million in fourth quarter 2020, that did not recur in fourth quarter 2021, lower placement fees, and higher management fees.

The increase in management fees in fourth quarter 2021 compared with fourth quarter 2020 is primarily due to higher fees from healthcare opportunity funds launched at the end of 2020, which more than offset the decrease in fees from wind-down funds as distributions to investors continued. As of December 31, 2021, AUM of the wind-down funds was $582 million, compared with $1.6 billion as of December 31, 2020.

Roll Forward of
Assets Under Management
(in millions)

	CLOs	Opportunity Funds	Liquid Strategies	Wind-Down Funds	Total
AUM, September 30, 2021	$14,746	$1,634	$388	$809	$17,577

Inflows - third party	797	92	—	—	889
Inflows - intercompany	61	—	—	—	61
Outflows:
Redemptions	—	—	—	—	—
Distributions (1)	(836)	(61)	—	(226)	(1,123)
Total outflows	(836)	(61)	—	(226)	(1,123)
Net flows	22	31	—	(226)	(173)
Change in fund value	(69)	159	1	(1)	90
AUM, December 31, 2021	$14,699	$1,824	$389	$582	$17,494
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(1)    Distributions from opportunity funds include $27 million related to the AssuredIM Funds created prior to the acquisition of BlueMountain Capital Management, LLC (BlueMountain, now known as Assured Investment Management LLC).

Corporate Division

The Corporate division primarily consists of interest expense on the debt of Assured Guaranty US Holdings Inc. (AGUS) and Assured Guaranty Municipal Holdings Inc. (AGMH), as well as other operating expenses attributed to holding company activities.

Corporate Division Results
(in millions)

	Quarter Ended
	December 31,
	2021	2020

Revenues	$1	$1

Expenses
Interest expense	22	23
Employee compensation and benefit expenses	6	7
Other operating expenses	5	3
Total expenses	33	33
Equity in earnings of investees	(1)	(1)
Adjusted operating income (loss) before income taxes	(33)	(33)
Less: Provision (benefit) for income taxes	(2)	(5)
Adjusted operating income (loss)	$(31)	$(28)

Other (Effect of FG VIE and CIV consolidation)

The effect of consolidating FG VIEs and CIVs in fourth quarter 2021 was an after-tax gain of $30 million compared with an after-tax loss of $5 million in fourth quarter 2020. In fourth quarter 2021, the Company consolidated an AssuredIM healthcare fund that resulted in a $31 million pre-tax gain on consolidation.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Quarter Ended
	December 31,
	2021		2020
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$263	$3.74	$148	$1.82
Less pre-tax adjustments:
Realized gains (losses) on investments	11	0.16	6	0.08
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	(23)	(0.32)	59	0.72
Fair value gains (losses) on committed capital securities (CCS)	—	(0.01)	(14)	(0.17)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense (LAE) reserves (1)	—	—	57	0.71
Total pre-tax adjustments	(12)	(0.17)	108	1.34
Less tax effect on pre-tax adjustments	2	0.03	(16)	(0.21)
Adjusted operating income (loss)	$273	$3.88	$56	$0.69

Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income	$30	$0.43	$(5)	$(0.06)
_______________________________________________
(1)    Foreign exchange gains primarily relate to remeasurement of premiums receivable and are mainly due to changes in the exchange rate of the pound sterling and euro relative to the U.S. dollar.
Non-credit impairment-related unrealized fair value losses on credit derivatives in fourth quarter 2021 primarily related to a decrease in the Company’s own credit spreads. Non-credit impairment-related fair value gains on credit derivatives in fourth quarter 2020 related primarily to a general tightening in collateral spreads. Except for credit impairment, the fair value adjustments on credit derivatives in the insured portfolio are non-economic adjustments that reverse to zero over the remaining term of that portfolio.

Fair value losses on CCS in fourth quarter 2021 were de minimis, while fair value losses on CCS in fourth quarter 2020 related primarily to a tightening in market spreads during the period. Fair value of CCS is heavily affected by, and in part fluctuates with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

Full Year 2021

Insurance Segment

Insurance Segment Results
(in millions)

	Year Ended
	December 31,
	2021	2020
Segment revenues
Net earned premiums and credit derivative revenues	$438	$504
Net investment income	280	310
Commutation gains (losses)	—	38
Other income (loss)	15	22
Total segment revenues	733	874

Segment expenses
Loss expense (benefit)	(221)	204
Amortization of DAC	14	16
Employee compensation and benefit expenses	142	143
Write-off of Municipal Assurance Corp. (MAC) insurance licenses	16	—
Other operating expenses	82	83
Total segment expenses	33	446
Equity in earnings of investees	144	61
Segment adjusted operating income (loss) before income taxes	844	489
Less: Provision (benefit) for income taxes	122	60
Segment adjusted operating income (loss)	$722	$429

Insurance segment adjusted operating income for FY 2021 was $722 million, compared with $429 million for the year ended December 31, 2020 (FY 2020). The increase was mainly due to the reduction in expected losses on Puerto Rico exposures in fourth quarter 2021, and higher earnings from the alternative investment portfolio, partially offset by lower net earned premiums and credit derivative revenues. The table below presents the components of loss expense (benefit) included in Insurance segment adjusted operating income.

Insurance Segment
Loss Expense (Benefit)
(in millions)

	Year Ended
	December 31,
	2021	2020
U.S. public finance	$(146)	$225
U.S. RMBS	(84)	(36)
Other	9	15
Total	$(221)	$204

Loss expense (benefit) is based on economic loss development (benefit), which was an economic benefit of $287 million in FY 2021. The economic benefit for public finance transactions was $204 million primarily due to Puerto Rico exposures. In fourth quarter 2021, the Company sold a portion of its salvage and subrogation recoverable asset associated with certain matured Puerto Rico General Obligation and Puerto Rico Electric Power Authority

exposures on which the Company had previously paid claims. This sale resulted in proceeds of $383 million, which is included in “net (paid) recovered losses.” Also in fourth quarter 2021, the Company increased its assumptions for the value of the remaining CVIs and recovery bonds to be received under the settlement agreements. During 2021, the Company also incorporated refinements in certain terms of the Puerto Rico support agreements. The U.S. RMBS economic benefit of $100 million was primarily attributable to higher projected recoveries on charged-off second lien loans, improved performance of certain transactions, the implementation of a recovery assumption on certain deferred principal balances in first lien loans and changes in discount rates, which were all partially offset by lower excess spread.

Roll Forward of Net Expected Loss to be Paid (Recovered)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of December 31, 2020	Economic Loss Development (Benefit) (1)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2021

Public finance	$341	$(204)	$72	$209
U.S. RMBS	148	(100)	102	150
Other structured finance	40	17	(5)	52
Total	$529	$(287)	$169	$411
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(1)    The economic development attributable to changes in discount rates was a benefit of $33 million in FY 2021.

The table below presents the components of income generated by the investment portfolio.

Insurance Segment
Income from Investment Portfolio
(in millions)

	Year Ended
	December 31,
	2021	2020
Net investment income	$280	$310
Equity in earnings of investees:
AssuredIM Funds	80	42
Other	64	19
Total	$424	$371

The total income from the investment portfolio increased due to earnings from alternative investments including investments in AssuredIM Funds, partially offset by lower investment income primarily due to lower average balances in the fixed-maturity investment portfolio, lower reinvestment yields and lower income on loss mitigation securities.

Equity in earnings of AssuredIM Funds in FY 2021 was primarily attributable to higher valuations of assets held in: (i) the healthcare fund that opened at the end of 2020; (ii) CLO funds; and (iii) the asset-based fund that was launched in the third quarter of 2021. Healthcare fund performance was driven by improved financial projections for a number of the portfolio companies as well as upward movement in the traded market multiples of comparable public companies. The CLO funds’ performance was driven by continued tightening of credit spreads. Asset-based fund performance was driven by an improved financial outlook and increases in the market multiples of comparable public companies. In addition, other alternative investments generated gains of $64 million in FY 2021 compared with $19 million in FY 2020 primarily due to a large fair value gain on a specific investment in a private equity fund.

The benefit from the Puerto Rico and U.S. RMBS portfolios and total investment earnings were partially offset by lower net earned premiums and credit derivative revenues in FY 2021 of $438 million compared with $504 million in FY 2020, as shown in the table below, and a commutation gain of $38 million in FY 2020 that did not recur in 2021.

Insurance Segment
Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Year Ended
	December 31,
	2021	2020
Scheduled net earned premiums and credit derivative revenues	$372	$374
Accelerations	66	130
Total	$438	$504

New Business Production

Insurance Segment
New Business Production
(in millions)

	Year Ended December 31,
	2021			2020
	GWP	PVP (1)	Gross Par Written	GWP	PVP (1)	Gross Par Written

Public finance - U.S.	$231	$235	$23,793	$294	$292	$21,198
Public finance - non-U.S.	89	79	1,117	142	82	1,434
Structured finance - U.S.	51	42	1,316	18	14	380
Structured finance - non-U.S.	6	5	430	—	2	253
Total	$377	$361	$26,656	$454	$390	$23,265
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(1)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

Direct U.S. public finance GWP and PVP decreased in FY 2021 to $220 million and $224 million, respectively, compared with $294 million and $292 million in direct GWP and PVP, respectively, in FY 2020, primarily due to reduced average premium rates in 2021 due to tighter credit spreads. The onset of the COVID-19 pandemic in the first half of 2020 generated an increase in demand for insurance (particularly in the secondary market), and attractive pricing opportunities which were not replicated in 2021 as markets stabilized. The Company's direct par written represented 60% of the total U.S. municipal market insured issuance in FY 2021, compared with 58% in FY 2020, and the Company’s penetration of all municipal issuance increased to 5.0% in FY 2021 from 4.4% in FY 2020.

The Company also assumed U.S. public finance transactions with $833 million in par outstanding in the third quarter of 2021, which generated GWP and PVP of $11 million.

In FY 2021, non-U.S. public finance GWP and PVP included the restructuring of several existing transactions that resulted in additional GWP and PVP, without an increase in gross par, and several large transactions including a large United Kingdom (U.K.) university housing transaction, a U.K. hospital transaction and a renewable energy transaction. Non-U.S public finance GWP and PVP decreased 37% and 4%, respectively. Excluding amounts relating to one large long-dated policy written in 2020, for which GWP includes the present value of all contractual future premiums, while PVP includes the present value of only expected future premiums, non-U.S. public finance GWP and PVP increased 6% and 5%, respectively.

FY 2021 structured finance GWP and PVP were primarily attributable to large insurance securitization transactions and European pooled corporate obligations.

Asset Management Segment

Asset Management Segment Results
(in millions)

	Year Ended
	December 31,
	2021	2020
Segment revenues
Management fees:
CLOs (1)	$48	$23
Opportunity funds and liquid strategies	20	11
Wind-down funds	8	25
Total management fees	76	59
Performance fees	1	1
Other income (loss)	6	6
Total segment revenues	83	66

Segment expenses
Employee compensation and benefit expenses	67	67
Interest expense	1	—
Other operating expenses (2)	40	61
Total segment expenses	108	128
Segment adjusted operating income (loss) before income taxes	(25)	(62)
Less: Provision (benefit) for income taxes	(6)	(12)
Segment adjusted operating income (loss)	$(19)	$(50)
________________________________________________
(1)    CLO fees are the net management fees that AssuredIM retains after rebating the portion of these fees that pertains to the CLO equity that is held directly by AssuredIM Funds.
(2)    Includes amortization of intangible assets of $12 million in FY 2021 and $13 million in FY 2020. FY 2020 includes a $13 million impairment of a lease right-of-use asset.

Asset Management segment adjusted operating loss was $19 million for FY 2021, compared with $50 million for FY 2020. The improvement in Asset Management segment results is primarily attributable to (i) an increase in CLO and opportunity fund management fees, which more than offset the decline in management fees from wind-down funds; and (ii) expense reductions that were mainly due to an impairment of a lease right-of-use asset of $13 million in fourth quarter 2020, that did not recur in 2021, and lower placement fees.

CLO fees increased as a result of (i) higher fee-earning CLO AUM over the course of 2021, compared with FY 2020; and (ii) the deferral of CLO fees in FY 2020 that did not recur in FY 2021. CLO fee-earning AUM was $14.3 billion, or 97%, of total CLO AUM as of December 31, 2021, compared with $10.2 billion, or 74%, of total CLO AUM as of December 31, 2020. The increase in fee-earning CLO AUM was primarily due to the sale to third parties of CLO equity from legacy funds, and the issuance of new CLOs. As of December 31, 2021, substantially all of the CLO equity held by legacy funds has been sold to third parties, which ends the fee rebates made back to these funds. In addition, the COVID-19 pandemic and downgrades in loan markets had triggered over-collateralization provisions in CLOs in the second and third quarters of 2020, resulting in the deferral of CLO management fees, which began to recover in the second half of 2020 and the first half of 2021. As of December 31, 2021, there were no CLOs triggering over-collateralization provisions.

Fees from opportunity funds increased primarily due to a full year of management fees earned on the healthcare fund launched at the end of 2020.

In addition to the Asset Management segment results described above, AssuredIM has improved the risk-adjusted return on a portion of the Insurance segment’s investment portfolio, generating $80 million in gains on the AssuredIM Funds in the Insurance segment as described above.

Roll Forward of
Assets Under Management
(in millions)

	CLOs	Opportunity Funds	Liquid Strategies	Wind-Down Funds	Total
AUM, December 31, 2020	$13,856	$1,486	$383	$1,623	$17,348

Inflows - third party	2,608	363	—	—	2,971
Inflows - intercompany	227	16	—	—	243
Outflows:
Redemptions	—	—	—	—	—
Distributions (1)	(1,843)	(509)	—	(1,017)	(3,369)
Total outflows	(1,843)	(509)	—	(1,017)	(3,369)
Net flows	992	(130)	—	(1,017)	(155)
Change in fund value	(149)	468	6	(24)	301
AUM, December 31, 2021	$14,699	$1,824	$389	$582	$17,494
_____________________
(1)    Distributions from opportunity funds include $286 million related to the AssuredIM Funds created prior to the acquisition of BlueMountain.

Components of
Assets Under Management (1)
(in millions)

	As of
	December 31, 2021	December 31, 2020
Funded AUM	$16,821	$16,785
Unfunded AUM	673	563

Fee earning AUM	$16,576	$12,940
Non-fee Earning AUM	918	4,408

Intercompany AUM
Funded AUM (2)	$1,126	$893
Unfunded AUM	244	177
_______________________________________________
(1)    Please see “Definitions” at the end of this press release.
(2)     Includes assets managed by AssuredIM under an Investment Management Agreement with its insurance affiliates of $574 million in investment-grade CLO and liquid municipal strategies as of December 31, 2021 and of $562 million as of December 31, 2020.

Corporate Division

Corporate Division Results
(in millions)

	Year Ended
	December 31,
	2021	2020

Revenues	$2	$9

Expenses
Interest expense	96	95
Loss on extinguishment of debt	175	—
Employee compensation and benefit expenses	21	18
Other operating expenses	20	19
Total expenses	312	132
Equity in earnings of investees	—	(6)
Adjusted operating income (loss) before income taxes	(310)	(129)
Less: Provision (benefit) for income taxes	(47)	(18)
Adjusted operating income (loss)	$(263)	$(111)

In 2021 AGUS issued $500 million of 3.15% Senior Notes due in 2031, and $400 million of 3.6% Senior Notes due in 2051.

On July 9, 2021, a portion of the proceeds from the issuance of the 3.15% Senior Notes was used to redeem $200 million of AGMH debt as follows: all $100 million of AGMH's 6 7/8% Quarterly Interest Bonds due in 2101, and $100 million of the $230 million of AGMH's 6.25% Notes due in 2102.

On September 27, 2021, all of the proceeds from the issuance of the 3.6% Senior Notes were used to redeem $400 million of AGMH and AGUS debt as follows: all $100 million of AGMH's 5.60% Notes due in 2103, the remaining $130 million of AGMH 6.25% Notes due in 2102, and $170 million of the $500 million of AGUS 5% Senior Notes due in 2024.

In FY 2021, as a result of these redemptions, the Company recognized a loss on extinguishment of debt of approximately $175 million on a pre-tax basis ($138 million after-tax) which represents the difference between the amount paid to redeem the debt and the carrying value of the debt. The loss on extinguishment of debt primarily consisted of a $156 million acceleration of unamortized fair value adjustments that were originally recorded upon the acquisition of AGMH in 2009, and a $19 million make-whole payment associated with the redemption of $170 million of AGUS 5% Senior Notes. The unamortized fair value adjustments of $156 million that were included in the loss on extinguishment of debt represented a non-cash expense that, had the corresponding debt obligations not been redeemed, would have been recognized as interest expense over the remaining 80+ year terms of those obligations.

Other (Effect of FG VIE and CIV consolidation)

The effect of consolidating FG VIEs and CIVs in FY 2021 was an after-tax gain of $30 million compared with an after-tax loss of $12 million in FY 2020. In FY 2021, the Company consolidated an AssuredIM healthcare fund that resulted in a $31 million pre-tax gain on consolidation.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Year Ended
	December 31,
	2021		2020
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$389	$5.23	$362	$4.19
Less pre-tax adjustments:
Realized gains (losses) on investments	15	0.20	18	0.21
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	(64)	(0.85)	65	0.75
Fair value gains (losses) on CCS	(28)	(0.38)	(1)	(0.01)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves (1)	(21)	(0.29)	42	0.49
Total pre-tax adjustments	(98)	(1.32)	124	1.44
Less tax effect on pre-tax adjustments	17	0.23	(18)	(0.22)
Adjusted operating income (loss)	$470	$6.32	$256	$2.97

Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income	$30	$0.41	$(12)	$(0.14)
_______________________________________________
(1)    Foreign exchange gains and losses in all periods primarily relate to remeasurement of premiums receivable and are mainly due to changes in the exchange rate of the pound sterling and euro relative to the U.S. dollar.

Non-credit impairment-related fair value losses on credit derivatives in FY 2021 primarily related to the lower cost to buy protection on the Company's name. Non-credit impairment-related fair value gains on credit derivatives in FY 2020 primarily related to the increased cost to buy protection on the Company's name.

Fair value losses on CCS in FY 2021 were primarily driven by tightened market spreads during the year. Fair value losses on CCS in FY 2020 were primarily due to a steep reduction in London Interbank Offered Rate, which was partially offset by widened market spreads.

Common Share Repurchases

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount	Number of Shares	Average Price Per Share

2021 (January 1 - March 31)	$77.1	1.99	$38.83
2021 (April 1 - June 30)	88.0	1.89	46.63
2021 (July 1 - September 30)	139.4	2.92	47.76
2021 (October 1 - December 31)	191.8	3.72	51.47
Total 2021	$496.3	10.52	47.19

2022 (January 1 - February 24)	$91.4	1.68	$54.32

From 2013 through February 24, 2022, the Company has repurchased 133.7 million common shares at an average price of $31.78, representing approximately 69% of the total shares outstanding at the beginning of the repurchase program in 2013. In 2021 the Company repurchased 10.5 million shares or approximately 14% of shares outstanding at the beginning of 2021. On February 23, 2022, the Board of Directors authorized the repurchase of an additional $350 million of common shares. Under this and previous authorizations, as of February 24, 2022, the Company was authorized to purchase $364 million of its common shares. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including funds available at the parent company, other potential uses for such funds, market conditions, the Company's capital position, legal requirements and other factors, some of which factors may be impacted by the direct and indirect consequences of the course and duration of the COVID-19 pandemic and evolving governmental and private responses to the pandemic. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.

Financial Statements

Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues
Net earned premiums	$107	$154	$414	$485
Net investment income	65	68	269	297
Asset management fees	23	29	88	89
Net realized investment gains (losses)	11	6	15	18
Fair value gains (losses) on credit derivatives	(27)	61	(58)	81
Fair value gains (losses) on CCS	—	(14)	(28)	(1)
Fair value gains (losses) on FG VIEs	5	(2)	23	(10)
Fair value gains (losses) on CIVs	74	4	127	41
Foreign exchange gains (losses) on remeasurement	(1)	59	(23)	39
Commutation gains (losses)	—	—	—	38
Other income (loss)	6	14	21	38
Total revenues	263	379	848	1,115
Expenses
Loss and LAE (benefit)	(166)	73	(220)	203
Interest expense	20	21	87	85
Loss on extinguishment of debt	—	—	175	—
Amortization of DAC	4	5	14	16
Employee compensation and benefit expenses	57	61	230	228
Other operating expenses	44	69	179	197
Total expenses	(41)	229	465	729
Income (loss) before income taxes and equity in earnings of investees	304	150	383	386
Equity in earnings of investees	28	24	94	27
Income (loss) before income taxes	332	174	477	413
Less: Provision (benefit) for income taxes	50	25	58	45
Net income (loss)	282	149	419	368
Less: Noncontrolling interests	19	1	30	6
Net income (loss) attributable to AGL	$263	$148	$389	$362

Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	December 31, 2021	December 31, 2020
Assets
Investments:
Fixed-maturity securities, available-for-sale, at fair value	$8,202	$8,773
Short-term investments, at fair value	1,225	851
Other invested assets	181	214
Total investments	9,608	9,838
Cash	120	162
Premiums receivable, net of commissions payable	1,372	1,372
DAC	131	119
Salvage and subrogation recoverable	801	991
FG VIEs’ assets, at fair value	260	296
Assets of CIVs	5,271	1,913
Goodwill and other intangible assets	175	203
Other assets	470	440
Total assets	$18,208	$15,334

Liabilities
Unearned premium reserve	$3,716	$3,735
Loss and LAE reserve	869	1,088
Long-term debt	1,673	1,224
Credit derivative liabilities, at fair value	156	103
FG VIEs’ liabilities, at fair value	289	333
Liabilities of CIVs	4,436	1,590
Other liabilities	569	556
Total liabilities	11,708	8,629

Redeemable noncontrolling interests	22	21

Shareholders' equity
Common shares	1	1
Retained earnings	5,990	6,143
Accumulated other comprehensive income	300	498
Deferred equity compensation	1	1
Total shareholders' equity attributable to AGL	6,292	6,643
Nonredeemable noncontrolling interests	186	41
Total shareholders' equity	6,478	6,684
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$18,208	$15,334

Explanation of Non-GAAP Financial Measures

The Company discloses both: (a) financial measures determined in accordance with GAAP; and (b) financial measures not determined in accordance with GAAP (non-GAAP financial measures). Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

The Company believes its presentation of non-GAAP financial measures provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate entities where it is deemed to be the primary beneficiary which include:
•FG VIEs, which the Company does not own and where its exposure is limited to its obligation under the financial guaranty insurance contract, and
•CIVs in which certain subsidiaries invest and which are managed by AssuredIM.

The Company provides the effect of FG VIE and CIV consolidation that is embedded in each non-GAAP financial measure, as applicable. The Company believes this information may also be useful to analysts and investors evaluating Assured Guaranty’s financial results. In the case of both the consolidated FG VIEs and the CIVs, the economic effect of each of the consolidated FG VIEs and CIVs is reflected primarily in the results of the Insurance segment.
Management and the Board of Directors use non-GAAP financial measures further adjusted to remove the effect of VIE consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses core financial measures in its decision-making process for and in its calculation of certain components of management compensation. The core financial measures that the Company uses to help determine compensation are: (1) adjusted operating income, further adjusted to remove the effect of FG VIE and CIV consolidation; (2) adjusted operating shareholders’ equity, further adjusted to remove the effect of FG VIE and CIV consolidation; (3) growth in adjusted book value per share, further adjusted to remove the effect of FG VIE and CIV consolidation; (4) PVP, and (5) gross third-party assets raised.

Management believes that many investors, analysts and financial news reporters use adjusted operating shareholders’ equity and/or adjusted book value, each further adjusted to remove the effect of FG VIE and CIV consolidation, as the principal financial measures for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares. Management also believes that many of the Company’s fixed income investors also use adjusted operating shareholders’ equity, further adjusted to remove the effect of FG VIE and CIV consolidation, to evaluate the Company’s capital adequacy.

Adjusted operating income, further adjusted for the effect of FG VIE and CIV consolidation enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

 The following paragraphs define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Adjusted Operating Income

Management believes that adjusted operating income is a useful measure because it clarifies the understanding of the operating results of the Company. Adjusted operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives that are recognized in net income, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company’s credit spreads, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

4)    Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)    Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

See “Reconciliation to GAAP” above for a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Adjusted Operating Shareholders’ Equity and Adjusted Book Value

Management believes that adjusted operating shareholders’ equity is a useful measure because it excludes the fair value adjustments on investments, credit derivatives and CCS that are not expected to result in economic gain or loss.

Adjusted operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.
 2)    Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

 4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Management uses adjusted book value, further adjusted for FG VIE and CIV consolidation, to measure the intrinsic value of the Company, excluding franchise value. Growth in adjusted book value per share, further adjusted for FG VIE and CIV consolidation (core adjusted book value), is one of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors. Management believes that adjusted book value is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses. Adjusted book value is adjusted operating shareholders’ equity, as defined above, further adjusted for the following:

1)    Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.
 2)    Addition of the net present value of estimated net future revenue. See below.

3)    Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the present value of the expected future net earned premiums, net of the present value of expected losses to be expensed, which are not reflected in GAAP equity.

4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

The unearned premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of GAAP Shareholders' Equity attributable to AGL to
Adjusted Operating Shareholders' Equity and ABV
(in millions, except per share amounts)

	As of
	December 31, 2021		December 31, 2020
	Total	Per Share	Total	Per Share
Shareholders' equity attributable to AGL	$6,292	93.19	$6,643	85.66
Less pre-tax adjustments:
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	(54)	(0.80)	9	0.12
Fair value gains (losses) on CCS	23	0.34	52	0.66
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	404	5.99	611	7.89
Less taxes	(72)	(1.07)	(116)	(1.50)
Adjusted operating shareholders' equity	5,991	88.73	6,087	78.49
Pre-tax adjustments:
Less: Deferred acquisition costs	131	1.95	119	1.54
Plus: Net present value of estimated net future revenue	160	2.37	182	2.35
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	3,402	50.40	3,355	43.27
Plus taxes	(599)	(8.88)	(597)	(7.70)
ABV	$8,823	130.67	$8,908	114.87

Gain (loss) related to FG VIE and CIV consolidation included in:
Adjusted operating shareholders' equity	$32	$0.47	$2	$0.03
ABV	23	0.34	(8)	(0.10)

Shares outstanding at the end of the period	67.5		77.5

Net Present Value of Estimated Net Future Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the value of the present value of estimated net future revenue for contracts other than financial guaranty insurance contracts (such as specialty insurance and reinsurance contracts and credit derivatives). This amount represents the net present value of estimated future revenue from these contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions and premium taxes.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than loss mitigation securities. The discount rate is recalculated annually and updated as necessary. Net present value of estimated future revenue for an obligation may change from period to period due to a change in the discount rate or due to a change in estimated net future revenue for the obligation, which may change due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. There is no corresponding GAAP financial measure.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as additional installment premium on existing contracts (which may result from supplements or fees or from the issuer not calling an insured obligation the Company projected would be called), whether in insurance or credit derivative contract form, which management believes GAAP gross written premiums and changes in fair value of credit derivatives do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than loss mitigation securities. The discount rate is recalculated annually and updated as necessary. Under GAAP, financial guaranty installment premiums are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.

Actual installment premiums may differ from those estimated in the Company’s PVP calculation due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP
(in millions)

	Quarter Ended December 31, 2021
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$71	$19	$8	$2	$100
Less: Installment GWP and other GAAP adjustments (1)	10	16	5	2	33
Upfront GWP	61	3	3	—	67
Plus: Installment premium PVP	9	13	7	2	31
PVP	$70	$16	$10	$2	$98

	Quarter Ended December 31, 2020
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$112	$(1)	$8	$1	$120
Less: Installment GWP and other GAAP adjustments(1)	33	(2)	7	1	39
Upfront GWP	79	1	1	—	81
Plus: Installment premium PVP	31	8	4	2	45
PVP	$110	$9	$5	$2	$126

	Year Ended December 31, 2021
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$231	$89	$51	$6	$377
Less: Installment GWP and other GAAP adjustments(1)	43	65	44	6	158
Upfront GWP	188	24	7	—	219
Plus: Installment premium PVP	47	55	35	5	142
PVP	$235	$79	$42	$5	$361

	Year Ended December 31, 2020
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$294	$142	$18	$—	$454
Less: Installment GWP and other GAAP adjustments(1)	33	141	17	—	191
Upfront GWP	261	1	1	—	263
Plus: Installment premium PVP	31	81	13	2	127
PVP	$292	$82	$14	$2	$390
________________________________
(1)    Includes present value of new business on installment policies discounted at the prescribed GAAP discount rates, GWP adjustments on existing installment policies due to changes in assumptions, and other GAAP adjustments.

AUM Definitions

The Company uses AUM as a metric to measure progress in its Asset Management segment. Management fee revenue is based on a variety of factors and is not perfectly correlated with AUM. However, the Company believes that AUM is a useful metric for assessing the relative size and scope of our asset management business. The Company uses measures of its AUM in its decision-making process and intends to use a measure of change in AUM in its calculation of certain components of management compensation. Investors also use AUM to evaluate companies that participate in the asset management business. AUM refers to the assets managed, advised or serviced by the Asset Management segment and equals the sum of the following:

•the amount of aggregate collateral balance and principal cash of AssuredIM’s CLOs, including CLO Equity that may be held by AssuredIM Funds. This also includes CLO assets managed by BlueMountain Fuji Management, LLC (BM Fuji), which was sold to a third party in the second quarter of 2021. AssuredIM is not the investment manager of BM Fuji-advised CLOs, but following the sale, AssuredIM sub-advises and continues to provide personnel and other services to BM Fuji associated with the management of BM Fuji-advised CLOs pursuant to a sub-advisory agreement and a personnel and services agreement, consistent with past practices; and

•the net asset value of all funds and accounts other than CLOs, plus any unfunded commitments. Changes in NAV attributable to movements in fund value of certain private equity funds are reported on a quarter lag.

The Company’s calculation of AUM may differ from the calculation employed by other investment managers and, as a result, this measure may not be directly comparable to similar measures presented by other investment managers. The calculation also differs from the manner in which AssuredIM affiliates registered with the SEC report “Regulatory Assets Under Management” on Form ADV and Form PF in various ways.

    The Company also uses several other measurements of AUM to understand and measure its AUM in more detail and for various purposes, including its relative position in the market and its income and income potential:

“Third-party AUM” refers to the assets AssuredIM manages or advises on behalf of third-party investors. This includes current and former employee investments in AssuredIM Funds. For CLOs, this also includes CLO Equity that may be held by AssuredIM Funds.

“Intercompany AUM” refers to the assets AssuredIM manages or advises on behalf of the Company. This includes investments from affiliates of Assured Guaranty along with general partners’ investments of AssuredIM (or its affiliates) into the AssuredIM Funds.

“Funded AUM” refers to assets that have been deployed or invested into the funds or CLOs.

“Unfunded AUM” refers to unfunded capital commitments from closed-end funds and CLO warehouse funds.

“Fee earning AUM” refers to assets where AssuredIM collects fees and has elected not to waive or rebate fees to investors.

“Non-fee earning AUM” refers to assets where AssuredIM does not collect fees or has elected to waive or rebate fees to investors. AssuredIM reserves the right to waive some or all fees for certain investors, including investors affiliated with AssuredIM and/or the Company. Further, to the extent that the Company’s wind-down and/or opportunity funds are invested in AssuredIM managed CLOs, AssuredIM may rebate any management fees and/or performance fees earned from the CLOs to the extent such fees are attributable to the wind-down and opportunity funds’ holdings of CLOs also managed by AssuredIM.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, February 25, 2022. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-877-281-1545 (in the U.S.) or 1-412-902-6609 (International). A replay of the call will be made available through May 25, 2022. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 7345917. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's December 31, 2021 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/agldata, for more information on the Company's financial guaranty portfolio, investment portfolio and other items. In addition, the Company is posting at assuredguaranty.com/presentations its “December 31, 2021 Equity Investor Presentation.”

The Company plans to post by early next week on its website at assuredguaranty.com/agldata the following:

•“Public Finance Transactions in 4Q 2021,” which lists the U.S. public finance new issues insured by the Company in fourth quarter 2021, and

•“Structured Finance Transactions at December 31, 2021,” which lists the Company's structured finance exposure as of that date.

In addition, the Company will post on its website, when available, the Company's separate-company subsidiary financial supplements and its “Fixed Income Presentation” for the current quarter. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

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Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets and also provides asset management services. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty’s calculations of ABV, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by the development, course and duration of the COVID-19 pandemic and the governmental and private actions taken in response, the effectiveness, acceptance and distribution of COVID-19 vaccines and therapeutics, and the global consequences of the pandemic and such actions, including their impact on the factors listed below; changes in the world’s credit markets, segments thereof, interest rates, credit spreads or general economic conditions; developments in the world’s financial and capital markets that adversely affect insured obligors’ repayment rates, Assured Guaranty’s insurance loss or recovery experience, investments of Assured Guaranty or assets it manages; reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty’s insurance; the loss of investors in Assured Guaranty’s asset management strategies or the failure to attract new investors to Assured Guaranty’s asset management business; the possibility that budget or pension shortfalls or other factors will result in credit losses or impairments on obligations of state, territorial and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; insured losses in excess of those expected by Assured Guaranty or the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates for insurance exposures including as a result of the failure to resolve Assured Guaranty's Puerto Rico exposures in a manner substantially consistent with the support agreements signed to date; increased competition, including from new entrants into the financial guaranty industry; poor performance of Assured Guaranty’s asset management strategies compared to the performance of the asset management strategies of Assured Guaranty’s competitors; the possibility that investments made by Assured Guaranty for its investment portfolio, including alternative investments and investments it manages, do not result in the benefits anticipated or subject Assured Guaranty to reduced liquidity at a time it requires liquidity, or to unanticipated consequences; the impact of market volatility on the mark-to-market of Assured Guaranty’s assets and liabilities subject to mark-to-market, including certain of its investments, most of its financial guaranty contracts written in credit default swap form, and certain consolidated variable interest entities; rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its insurance subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s insurance subsidiaries have insured; the inability of Assured Guaranty to access external sources of capital on acceptable terms; changes in applicable accounting policies or practices; changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, or other governmental actions; the failure of Assured Guaranty to successfully integrate the business of BlueMountain Capital Management, LLC (BlueMountain, now known as Assured Investment Management LLC) and its associated entities; the possibility that acquisitions made by Assured Guaranty, including its acquisition of BlueMountain, do not result in the benefits anticipated or subject Assured Guaranty to unanticipated consequences; difficulties with the execution of Assured Guaranty’s business strategy; loss of key personnel; the effects of mergers, acquisitions and divestitures; natural or man-made catastrophes or pandemics, including developments in eastern Europe; other risk factors identified in AGL’s filings with the SEC; other risks and uncertainties that have not been identified at this time; and management’s response to these factors. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of February 24, 2022, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@agltd.com